SEATTLE--(BUSINESS WIRE)--Dec. 5, 1997--Jay Jacobs, Inc. (BB:JAYJ) today announced that it has closed the financing transaction led by Cahill, Warnock & Company, LLC and affiliates ("Cahill"), for a recapitalization of the company.

The investment group including Cahill, T. Rowe Price Recovery Fund II, L.P., and Michael D. Sullivan, former CEO of Merry-Go-Round Enterprises, Inc., has provided equity financing in the amount of $ 7,100,000.

The recapitalization of the company provides for the following elements:

-- Issuance of $ 4,600,000 of Series A Preferred Stock and $ 2,500,000 of Series B Preferred Stock, which will rank senior to all classes of Preferred and Common Stock of Jay Jacobs, Inc. The Series B Preferred Stock is convertible into Common Stock representing 86.25% of the Common Stock outstanding following conversion of the Series B Preferred Stock.

-- The payment of $1,500,000 in cash and the issuance of $1,000,000 of the company's common stock as payments in full for the approximately $2,500,000 owed to pre-bankruptcy creditors. The bankruptcy court approved this modification to the company's plan of reorganization on December 1, 1997.

The new Board of Directors will include Rex Steffey, CEO and President of Jay Jacobs; William L. Lawrence Jr., Executive Vice-President and Chief Financial Officer of Jay Jacobs; Ed Cahill, principal of Cahill; Kim Golden, Managing Director of T. Rowe Price Recovery Fund II, L.P.; and Michael D. Sullivan.

"We are very pleased to have these investors as equity partners in the company," said Rex Steffey, President and CEO. "This transaction dramatically improves the balance sheet and puts us on solid footing for new store expansion and increased working capital for existing operations."

Mr. Steffey went on to state, "I would like to thank the outgoing board of directors which include Paul Buxbaum, of Buxbaum, Ginsberg & Associates; Robert Bartlett, of Bartlett, Joseph & Associates; William Nandor, of Nandor and Associates; and Mr. Jay Jacobs, founder of the company, for their support of our management team and their efforts in bringing this transaction to a successful conclusion."

The Seattle law firm of Vandeberg, Johnson & Gandara represented the company in the recapitalization. Chanen, Painter & Company, Ltd., a Seattle based investment banking firm, was the company's financial advisor on its recapitalization efforts and has provided a fairness opinion relating to this transaction.

Jay Jacobs is a Seattle-based specialty apparel retailer selling to men and women, operating 114 stores located in 19 states.

This press release contains certain forward-looking statements within the meaning of Section 27E of the Securities Exchange Act of 1934, as amended. Actual results could differ materially from those anticipated in the forward-looking statements as a result of a variety of factors including, but not limited to, the failure of the proposed recapitalization to close or a material modification thereof.




   CONTACT:  Jay Jacobs Inc.
             Bill Lawrence, 206/622-5400 extension 217